CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

We have issued our report dated October 14, 1999 accompanying the combined financial statements of Innovative Health Products, Inc. and Herbal Health Products, Inc. (both wholly owned subsidiaries of Dynamic Health Products, Inc.) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts" and "Summary Financial Information".

/s/ GRANT THORNTON LLP

Tampa, Florida
December 13, 1999